Exhibit 4.37

EXECUTION COPY

Date: [   ] February 2004

AMARIN CORPORATION PLC.

INSTRUMENT

relating to the issue of a warrant
entitling the holder to subscribe for
500,000 ordinary shares in the capital of
Amarin Corporation plc.

BCM Hanby Wallace
Solicitors
88 Harcourt Street
Dublin 2
Ireland
Tel:  +353 1 418 6900
Fax:  +353 1 418 6807

THIS INSTRUMENT is entered into by way of DEED POLL on [   ] February 2004 by AMARIN CORPORATION PLC, registered in England and Wales number 2353920 whose registered office is at 7 Curzon Street, London W1J 5HG (the “Company”).

WHEREAS the Company has determined by a resolution of its board of directors (being duly empowered and authorised by the memorandum and articles of association of the Company) to issue a warrant entitling the holder thereof to subscribe for 500,000 ordinary shares of £1 each in the capital of the Company at any time prior to or including [   ] February 2009 at US$[   ] per share, payable in full on subscription and has determined to constitute the same in the manner hereinafter appearing.

NOW THIS INSTRUMENT WITNESSES and the Company HEREBY AGREES and DECLARES as follows:-

1.                                      Warrant

1.1                                 The warrant to be issued hereunder is in respect of 500,000 ordinary shares of £1 in the capital of the Company (it or any subdivision thereof, the “Warrants”).

1.2                                 The Company shall comply with the particulars of the warrant set out in Schedule 1 hereto (the “Particulars”) and shall perform and observe its obligations under the Particulars and the Warrants shall be held subject to the Particulars all of which shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the registered holder of each of the Warrants for the time being (the “Warrant Holders”) and all persons claiming through or under them respectively.

2.                                      Certificates

Where the Warrants are in certificated form, the Warrant Holder shall be entitled to receive one certificate for the Warrants held by him.  The certificate shall be substantially in the form set out in Schedule 2 hereto and shall have endorsed thereon a copy of the Particulars.  Every certificate shall be executed as a deed of the Company.

IN WITNESS whereof this Instrument has been duly executed by the Company as a deed the day and year first above written.

EXECUTED as a DEED by	)
AMARIN CORPORATION PLC	)
acting by:-)

Director

Director/Secretary

SCHEDULE 1   PARTICULARS OF THE WARRANTS

1.                                      Subscription Rights

The Warrants shall confer upon the Warrant Holders the right to subscribe for up to an aggregate of 500,000 ordinary shares of £1 each (the “Warrant Shares”) in Amarin Corporation plc. (the “Company”) on one or more occasions prior to or including [   ] February 2009 (each such day hereinafter an “exercise date”) at US$[   ] in cash for each share (the “Warrant Price”) payable in full on subscription (the “Subscription Rights”).

The Warrant Price is subject to adjustment as provided in paragraph 3 below.

2.                                      Exercise of Subscription Rights

2.1.                              In relation to any Warrants that are in certificated form on any exercise date, in order to exercise the Subscription Rights, the Warrant Holder must lodge the Warrant certificate or certificates at the registered office of the Company within the period of 30 days preceding the relevant exercise date, having completed the exercise notice thereon or accompanied by such other notice in writing as may be approved by the Directors specifying the number of Warrant Shares in respect of which the Subscription Rights are exercised, together with a remittance for the subscription monies due.

Once lodged, exercise of Subscription Rights shall be irrevocable save with the written consent of the directors of the Company (the “Directors”) or as provided herein.  The Company shall, upon exercise of all or any of the Warrants, allot and issue the relevant number of Warrant Shares and (if applicable) a Warrant certificate to the Warrant Holder for the balance of the Warrants of such Warrant Holder which remains unexercised.

2.2.                              In the event that an exercise of the Subscription Rights would require Amarin to allot and issue Warrant Shares at a discount to par, then the Company shall not allot and issue the Warrant Shares at such a discount and the Company shall so notify the exercising Warrant Holder.  The exercising Warrant Holder shall thereupon be entitled in its sole discretion:

2.2.1                        to withdraw the exercise of the Subscription Rights and to have returned the remittance and any Warrant certificate(s) lodged; or

2.2.2                        to suspend the exercise of the Subscription Rights until such time as the Warrant Shares to be allotted and issued pursuant thereto may be so allotted and issued without a discount to par; and pending such allotment and issue the Company shall:

2.2.2.1               hold the Warrant certificate(s) and remittance lodged on trust for the Warrant Holder absolutely, and for the avoidance of doubt the Warrant Holder shall be entitled at any time to withdraw the exercise of the Subscription Rights and to have returned the remittance and any Warrant certificate(s) lodged;

2.2.2.2               to deposit the said remittance in a money market account and to pay the interest received thereon to the Warrant Holder as and when demanded and in any event on (i) the allotment and issue of the Warrant Shares or (ii) the return of the remittance; and

2.2.2.3               keep available for issue sufficient authorised but unissued share capital to satisfy in full the Subscription Rights, and any other Subscription Rights remaining exercisable; or

2.2.3                        require the Company to issue the Warrant Shares at par and remit the deficit to the Company; and in that event the Company shall allot and issue to the Warrant Holder the number of Warrant Shares specified in the exercise notice.

2.3.                              Warrant Shares issued pursuant to the exercise of Subscription Rights will be allotted fully paid not later than 14 days after and with effect from the relevant exercise date and if the Warrant Shares are to be in certificated form, certificates in respect of such shares will be issued not later than 21 days after the relevant exercise date to the person in whose name the Warrant is registered at the date of such exercise or to such other persons as may be named in the form of nomination.

2.4.                              No fractions of a Warrant Share will be issued and no refund will be made to a Warrant Holder exercising his subscription rights in respect of that part of the relevant subscription moneys which represents such a fraction (if any), provided that if more than one Warrant is exercised at the same time by the same Warrant Holder then, for the purposes of determining the number of Warrant Shares issuable upon the exercise of such Warrants and whether (and, if so, what) fraction of a Warrant Share arises, the number of Warrant Shares arising on the exercise of each Warrant shall first be aggregated.

2.5.                              Warrant Shares allotted pursuant to the exercise of Subscription Rights will not rank for any dividends or other distributions declared, made or paid by reference to a record date prior to the relevant exercise date but, subject thereto, will rank in full for all dividends and (save insofar as adjustment therefor pursuant to paragraph 3 below has already been made) other distributions declared, made or paid by reference to a record date on or after the relevant exercise date and otherwise pari passu in all other respects with the ordinary shares of the Company in issue at that date.

2.6.                              If the Subscription Rights are not exercised on or by [   ] February 2009 the Warrants shall lapse and be of no further effect on such date (save in respect of Subscription Rights already duly exercised on or before that date.

3.                                      Adjustment of Subscription Rights

3.1.                              In the event that the Company consolidates or subdivides its ordinary shares of £1 each (the “Ordinary Shares”) then outstanding then the Warrant Price shall be adjusted proportionately (in the case of consolidation or subdivision) or to the issue price of the Ordinary Shares or securities in question.

3.2.                              Without prejudice to paragraph 3.1, in the event that the Company:

3.2.1                        makes any capital distribution to its shareholders; or

3.2.2                        issues any shares to its shareholders by way of capitalisation of profits or reserves (other than scrip dividends where the market value of the dividend does not exceed the amount of the cash dividend (or the relevant part thereof, where applicable)); or

3.2.3                        issues Ordinary Shares to its shareholders by way of rights or grants any entitlement to its shareholders to subscribe for or purchase Ordinary Shares, in either case at less than 80 per cent. of the market value of the Ordinary Shares; or

3.2.4                        issues any Ordinary Shares at less than 80 per cent. of the market value of the Ordinary Shares, other than pursuant to any employee or executive share option scheme approved by the shareholders of the Company; or

3.2.5                        any other event occurs (other than an offer for the whole of the issued capital of the Company which becomes or is declared unconditional in all respects) which the Warrant Holder reasonably considers should result in an adjustment to the Warrant Price –

then the Company shall appoint, at the Company’s sole cost, an investment bank reasonably acceptable to the Warrant Holder to determine what adjustment, if any, should be made to the Warrant Price so as to preserve fairly the economic interest of the Warrant Holder.

The investment bank where appropriate shall make such adjustments on a weighted average basis.  The investment bank shall act as an expert and not as arbitrator and the decision of such investment bank, save for manifest error, shall be binding on the Company and the Warrant Holder and any adjustment shall be given effect as far as possible as if it had been made at the time of the event giving rise to the adjustment.

3.3.                              For the purposes of this condition, “market value of the Ordinary Shares” means (a) where the Ordinary Shares or ADRs are admitted to trading on a recognised investment exchange (as defined by section 285 of the Financial Services and Markets Act 2000) the average of the mid-market closing price for the Ordinary Shares (or the ADRs representing them) over the 5 consecutive dealing days ending on the dealing day immediately prior to the date of the event giving rise to any adjustment; or (b) where the Ordinary Shares are not admitted to trading on a recognised investment exchange, as the Company’s auditors (or, at the option of the Warrant Holder, such independent firm of accountants as is acceptable to both the Company and the Warrant Holder, acting reasonably) shall certify in writing to be the price which in their opinion represents a fair value for such shares as between a willing seller and a willing purchaser as at the appropriate date.  In so certifying, the auditors (or independent accountants), whose costs shall be borne by the Company, shall act as experts and not as arbitrators and their decision shall be final and binding on the parties.

4.                                      Other Provisions

So long as any Subscription Rights remain exercisable:-

4.1.                              the Company shall not do any act or thing if as a result of the Company may reasonably be expected on any subsequent exercise of the Subscription Rights to be obliged to issue shares at a discount to par;

4.2.                              the Company shall not (except as required by law or otherwise with the consent of the Warrant Holder) reduce its share capital or (except as authorised by sections 130(2) and 170(4) of the Companies Act 1985 or otherwise with the consent of the Warrant Holder) any share premium account or capital redemption reserve;

4.3.                              the Company shall keep available for issue sufficient authorised but unissued share capital to satisfy in full all Subscription Rights remaining exercisable;

4.4.                              if an order is made or an effective resolution is passed for winding-up the Company (except for the purposes of a reconstruction or amalgamation on terms sanctioned by the Warrant Holder) the Company shall forthwith give written notice to the Warrant Holder whereupon the Warrant Holder shall be treated as if the Subscription Rights attaching to the Warrants had been exercised in full on the day immediately preceding the date of such order or resolution on the terms (subject to any adjustment pursuant to paragraph 3 above) on which the same could have then been exercised and shall be entitled to receive a sum equal to the amount to which he would have become entitled in such winding-up if he had been the holder of the shares the object of the Subscription Rights attaching to his Warrants less the amount which would have been payable on exercise of those Subscription Rights in the manner aforesaid provided that such holder shall only be treated if the former amount exceeds the latter amount: subject to the foregoing all outstanding Subscription Rights will lapse on commencement of a winding-up of the company;

4.5.                              no share capital of the Company shall be in issue (other than with the consent of the Warrant Holder) which is not in all respects uniform with the Ordinary Shares save:-

4.5.1                        as to the date from which such capital shall rank for dividend;

4.5.2                        for equity share capital which has attached thereto rights as to dividend, capital and voting which in no respect are more favourable than those attached to the Ordinary Shares; or

4.5.3                        for equity share capital issued pursuant to an employees’ share scheme within the meaning of section 743 of the Companies Act 1985 approved by the Company in general meeting;

4.6.                              the Company shall not take any action which would result in any adjustment to the Warrant Price if, after giving effect thereto, the Warrant Price would, but for the proviso that the Warrant Price shall not be reduced below the nominal value of the

Warrant Shares, be decreased to such an extent that Warrant Shares to be issued on exercise of the Warrants would fall to be issued below their nominal value or otherwise could not under any applicable law then in effect, be legally issued as fully paid;

4.7.                              subject to any continuing obligations of NASDAQ or other laws of or the requirements of any recognised regulatory body or stock exchange to which it is then subject, the Company may from time to time purchase the Warrants or any of them at any price by tender, private treaty or otherwise with the agreement of the respective holder, and the Company may accept the surrender of the Warrants or any of them at any time.  The Warrants so purchased or surrendered shall forthwith be cancelled by the Company, which will not be at liberty to reissue or resell it.

5.                                      Modification of rights

All or any of the rights attaching to the Warrants may from time to time (whether or not the Company is being wound up) only be altered or abrogated by the Company with the consent of the Warrant Holder.

6.                                      Transfer

6.1.                              The Warrants will be registered and may be freely transferred, by means of instrument of transfer in any usual or common form, or in any other form which may be approved by the directors of the Company.

6.2.                              The Warrants will be similarly transferable in part provided that the Company shall not be obliged to accept a transfer of Warrants in respect of Subscription Rights over less than 50,000 Ordinary Shares.

7.                                      Registration Rights

Application will be made to NASDAQ or such other exchange to which the Shares are admitted to trading for ADRs representing the Warrant Shares (or the Warrant Shares themselves as the case may be) to be issued pursuant to the exercise of any Warrants to be admitted to trading and the Company undertakes to use all reasonable endeavours to obtain the admission thereof not later than 90 days after the relevant date of exercise.  The Company shall be solely liable for any fees, duties or taxes (including stamp duty, stamp duty reserve tax, depositary fees and NASDAQ fees) arising from to the transfer of Warrant Shares to the depositary and/or admission of the ADRs or Warrant Shares to trading.

8.                                      Warrant Holder

Where at any time there is more than one registered holder of the Warrants:

8.1.                              any provision of this Instrument requiring notice to be given to the Warrant Holder shall be deemed to require notice to be given to each such registered holder of the Warrants;

8.2.                              any provision requiring the consent of the Warrant Holder shall be deemed to require either:

8.2.1                        the written consent of each such registered holder of the Warrants; or

8.2.2                        the passing of a resolution of a meeting of the Warrant Holders, duly convened and conducted in accordance with Schedule 3, PROVIDED THAT the matters referred to in paragraph 14 of Schedule 3 shall require an Extraordinary Resolution (as defined in Schedule 3) of such Warrant Holders.

9.                                      Representations and Warranties

The Company represents and warrants to the Warrant Holders as follows:

9.1.                              The Company has all requisite corporate power and authority to authorise and execute the warrant and the certificates evidencing the Warrants and to perform all obligations and undertakings under the warrant and the certificates evidencing the Warrants, without the approval of its shareholders, NASDAQ or any other person.

9.2.                              The warrant has been duly authorised and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

9.3.                              The Warrant Shares have been duly authorised and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

9.4.                              The execution and delivery of the warrant are not, and the issuance of the Warrant Shares upon exercise of the Warrants or any of them in accordance with the terms hereof will not be, inconsistent with the Company’s Memorandum and Articles of Association or any regulation adopted by the Company, as amended, and do not and will not constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound.

10.                               General

10.1.                        The warrant may not be modified or amended, or any provisions hereof waived, except by written agreement of the Company and the Warrant Holders.

10.2.                        All notices, demands and requests of any kind to be delivered to any party in connection with the warrant shall be in writing and shall be deemed to have been duly given if personally or hand delivered, at the time of receipt; if sent by an internationally-recognised overnight delivery courier, on the first business day after the package is in the custody of the courier; by registered or certified mail, return receipt requested and postage prepaid, on the fourth business day after the package is delivered in the custody of the postage service; or by facsimile transmission, upon receipt of confirmation of delivery, in each case addressed as follows:

if to the Company, to:

Amarin Corporation plc.
7 Curzon Street
London
W1J 5HG
England

Attention:	Company Secretary
Fax:	+44 20 7499 9004

if to a Warrant Holder, at its address as appearing in the register of holders, as may be altered by such holders by written notice from time to time.

10.3.                        The Company covenants with the Warrant Holders that upon receipt of a description of circumstances reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate for Warrants and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant certificate, the Company will make and deliver a new Warrant certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant certificate.

10.4.                        The Company will concurrently with the issue of the same to its ordinary shareholders send to the registered Warrant Holders a copy of each published annual report and accounts of the Company, together with all documents required by law to be annexed thereto, and a copy of every statement, notice or circular issued to ordinary shareholders.

10.5.                        Where Warrants are in certificated form, the Warrant(s) registered in the name of a Warrant Holder shall be evidenced by a Warrant certificate issued by the Company, free of charge.

10.6.                        If any exercise date would, but for the provisions of this paragraph 10.6, fall on a day which is not a business day, the relevant exercise date shall be the next following business day, and for the purposes of these particulars “business day” means a day on which banks in London and Dublin are generally open for business.

10.7.                        The descriptive headings of the several sections and paragraphs contained in this Instrument are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Instrument.

10.8.                        These particulars shall be governed by and construed in accordance with English law.

***

SCHEDULE 2  FORM OF WARRANT CERTIFICATE

AMARIN CORPORATION PLC.

(Registered in England and Wales No.  2353920)

WARRANT CERTIFICATE

Warrant Certificate Number •

This is to certify that the person named below is a holder of Warrants for the purpose of the warrant instrument issued by the Company on [   ] February 2004 (“Warrant Instrument”) and has the right to subscribe in cash at the price of US$[   ] per share for 500,000 ordinary shares in the capital of the Company on the terms set out in the Warrant Instrument.

Holder of the Warrants

Name:

Address:

No.  of Warrant Shares represented by this Certificate:

***[500,000] ordinary shares

(subject to adjustment in accordance with paragraph 3 of Schedule 1 of the Warrant Instrument)

Date of Issue: [   ] February 2004

Executed as a deed by AMARIN CORPORATION PLC.

Director	Director/Secretary

Notes:

(1)                                 The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)                                 All transfers must be accompanied by this Warrant Certificate.

(3)                                 A copy of the Warrant Instrument may be inspected on request to the Company Secretary, Amarin Corporation plc., 7 Curzon Street, London W1J 5HG, England.

(4)                                 The “Exercise Notice” printed on the next page forms part of this certificate.

EXERCISE NOTICE

(To be printed on the back of the Certificate)

We hereby exercise the Subscription Rights in respect of                     ordinary shares in the capital of AMARIN CORPORATION PLC.  at US$[   ] per share and attach a cheque for US$             being the aggregate Warrant Price payable in respect of the Subscription Rights we are exercising.  We agree that the ordinary shares are accepted subject to the Articles of Association of the Company.

We direct the Company to allot the ordinary shares to be issued pursuant to this exercise as follows:-

No. of Shares	Name of Proposed Allottee	Address of Proposed Allottee

We further direct the Company to despatch to us a Warrant Certificate in our name for any balance of our Warrants remaining exercisable.

Share certificates should be sent to:

Signed

Print Name

Address

SCHEDULE 3   MEETINGS OF WARRANT HOLDERS

1.                                      Convening of Meetings

The Company may, at any time and from time to time, and shall upon the request in writing signed by any one or more of the holders of all or any of the Warrants (for the purposes of this Schedule the “Warrant Holders”) holding or together holding not less than 10% (ten per cent.) of the Subscription Rights under the Warrants for the time being unexercised convene a meeting of the Warrant Holders to be held at such place in London or Dublin as the Warrant Holders may specify, or in default of request, such place as the Company shall determine.

2.                                      Notice of Meetings

2.1                                 At least 14 (fourteen) clear days’ notice or, where the meeting is being convened for the purpose of passing an Extraordinary Resolution, at least 21 (twenty one) clear days’ notice of every meeting shall be given to the Warrant Holders.

2.2                                 The notice shall specify the place, day and hour of meeting and the general nature of the business to be transacted but it shall not be necessary to specify in the notice the terms of any resolution to be proposed (except in the case of a meeting being convened for the purposes of an Extraordinary Resolution where the notice shall state the terms of the Extraordinary Resolution).  The Notice shall state that the Warrant Holder is entitled to appoint a proxy to attend and on a poll to vote instead of him.

2.3                                 The accidental omission to give notice of a meeting to or the non-receipt of notice of a meeting by the Warrant Holders shall not invalidate the proceedings of or any resolution passed at that meeting.

3.                                      Quorum

The quorum at any meeting for the transaction of business other than passing an Extraordinary Resolution shall be any 2 (two) or more persons being or representing by proxy (or by a duly authorised representative in the case of a corporate Warrant Holder) Warrant Holders holding in the aggregate at least 10% (ten per cent.) of the Subscription Rights under the Warrants for the time being unexercised for the time being outstanding.  The quorum for passing an Extraordinary Resolution shall be any 2 (two) or more persons being or representing by proxy (or by a duly authorised representative in the case of a corporate Warrant Holder) Warrant Holders holding in the aggregate a clear majority of the Subscription Rights under the Warrants for the time being unexercised.  No business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum is present at the time when the meeting proceeds to business.

4.                                      Absence of Quorum

4.1                                 A meeting requisitioned by the Warrant Holders or any of them shall be dissolved if there is no quorum present within 15 (fifteen) minutes from the time appointed for the meeting.  In any other case it shall stand adjourned to a day (not being less than 14

(fourteen) days nor more than 28 (twenty eight) days thereafter) and to such time and place as the Chairman (as defined in paragraph 5) directs.  At any such adjourned meeting, the Warrant Holders, proxies for Warrant Holders or duly authorised representative of a corporate Warrant Holder present whatever their number or the Subscription Rights under the Warrants for the time being unexercised held or represented by them will constitute a quorum for all purposes (including the passing of an Extraordinary Resolution).

4.2                                 At least 7 (seven) clear days’ notice of any such adjourned meeting of Warrant Holders shall be given in the same manner, mutatis mutandis, as for an original meeting and such notice shall state that the Warrant Holders, proxies for Warrant Holders or duly authorised representatives in the case of corporate Warrant Holders present whatever their number or the Subscription Rights under the Warrants for the time being unexercised held or represented will constitute a quorum.

4.3                                 No business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

5.                                      Chairman

The Company may nominate in writing a person (who may be but need not be a Warrant Holder) to preside as chairman at a meeting but if no such person is nominated or if at any meeting the person nominated shall not be present within 15 (fifteen) minutes after the time appointed for holding the meeting the Warrant Holders present shall choose one of their number to be the chairman (the “Chairman”).

6.                                      Attendance of Directors and Advisers

The directors, the secretary and the solicitors of and any other person authorised in that behalf by the Company may attend and speak at any meeting.

7.                                      Resolutions

A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result on the show of hands a poll is demanded by the Chairman or by one or more Warrant Holders present in person, by proxy or by a duly authorised representative in the case of a corporate Warrant Holder and holding or representing in aggregate not less than 10% (ten per cent.) of the Subscription Rights under the Warrants for the time being unexercised for the time being outstanding.  Unless a poll is so demanded a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

8.                                      Poll

8.1                                 If a poll is duly demanded (and the demand is not withdrawn before the poll is taken) it shall be taken in such manner and either forthwith or at such time and place as the

Chairman may direct except that a poll demanded on the election of a Chairman or any question of adjournment shall be taken at the meeting without adjournment.

8.2                                 No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.  In any other case, at least 7 (seven) clear days’ notice shall be given.

8.3                                 The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.  The demand for a poll may be withdrawn and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

8.4                                 The result of a poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

9.                                      Voting

9.1                                 On a show of hands, every Warrant Holder who being an individual is present in person or being a corporation is present by its authorised representative shall have 1 (one) vote.  On a poll, every Warrant Holder who is present in person or by proxy or, in the case of a corporation, by its duly authorised representative shall have 1 (one) vote for every Ordinary Share represented by the Subscription Rights for the time being unexercised held by him.

9.2                                 A person entitled to more than 1 (one) vote on a poll need not use all his votes or cast all the votes he uses in the same way.

9.3                                 In the case of joint Warrant Holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of such holding.

9.4                                 An objection to the qualification of any person voting or to the counting of, or failure to count, a vote may be raised only at the meeting or adjourned meeting at which the vote objected to is tendered.  Unless an objection is made in due time, every vote counted and not disallowed at the meeting or adjourned meeting is valid and every vote disallowed or not counted is invalid.  Any objection made in due time shall be referred to the Chairman whose decision shall be final and conclusive.

10.                               Equality of Votes

In the case of an equality of votes whether on a show of hands or on a poll the Chairman of the meeting (provided he is also a Warrant Holder or an authorised representative of a corporate Warrant Holder) shall be entitled to a casting vote in addition to any vote or votes to which he may be entitled as a Warrant Holder or proxy or corporate representative.

11.                               Adjournment of Meeting

The Chairman may with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.  No notice of any such adjourned meeting need be given except when the meeting is adjourned for 14 (fourteen) days or more or an Extraordinary Resolution is proposed to be passed at the adjourned meeting, in which event at least 7 (seven) clear days’ notice shall be given.

12.                               Proxies

12.1                           The instrument appointing a proxy shall be in writing and signed by the appointor or his attorney duly authorised in writing or, if the appointor is a corporation, either executed under its common seal or signed by an attorney or officer so authorised.  The Company may (but shall not be bound to) require evidence of the authority of any such attorney or officer.

12.2                           A person appointed to act as proxy need not be a Warrant Holder.  The Chairman of the meeting may be designated as a proxy in an instrument of proxy without being named.

12.3                           An instrument of proxy may be in the usual or common form or in any other form which the Company may approve and such proxy shall be deemed to confer authority to demand or join in demanding a poll.

12.4                           An instrument of proxy shall be valid for any adjournment of the meeting to which it relates and the instrument shall be deemed to confer authority to vote on amendments to resolutions put to the meeting for which the authority is given or at an adjournment, unless in each case the contrary is stated on it.

12.5                           Where it is desired to afford members an opportunity to instruct the proxy how he shall act, the instrument appointing a proxy shall be in any form which enables the Warrant Holders to direct how their votes are to be exercised on each of the resolutions comprised in the business of the meeting for which it is to be used.

12.6                           The instrument appointing a proxy and the power of attorney or other authority under which it is signed or a copy of such power or authority certified notarially or in some other way approved by the Board of Directors shall be deposited at the Company’s registered office or at such place within England, Wales or Ireland as may be specified in the notice convening the meeting, or any document accompanying such notice, at such time as may be specified therein being not less than 48 (forty eight) hours before the time appointed for holding the meeting or adjourned meeting.  In the case of a poll taken more then 48 (forty eight) hours after it is demanded, it shall be deposited as aforesaid after the poll has been demanded and not less than 24 (twenty four) hours before the time appointed for the taking of the poll.  Where the poll is not taken forthwith but is taken not more then 48 (forty eight) hours after it was demanded, be delivered at the meeting at which the poll was demanded to the Chairman or to the secretary or to any director of the Company.  Any instrument of proxy not deposited as provided for in this paragraph 12.6 shall be invalid.

12.7                           An instrument appointing a proxy shall be invalid on the expiration of 12 (twelve) months from the date of execution.

12.8                           A vote given or poll demanded by proxy or by the duly authorised representatives of a corporate Warrant Holder shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

13.                               Bodies Corporate

Any body corporate being a Warrant Holder may in writing under the hand of one of its directors or its secretary authorise any person to act as its representative at any meeting of the Warrant Holders and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate he represents as that body corporate could exercise if it were an individual Warrant Holder present in person at the meeting.

14.                               Powers of Meeting of Warrant Holders

A meeting of the Warrant Holders shall in addition to any other powers have power by Extraordinary Resolution to:-

14.1                           sanction on behalf of the Warrant Holders any scheme for the reconstruction of the Company or for the amalgamation of the Company with any other company;

14.2                           sanction on behalf of the Warrant Holders any proposal made or approved by the Company for the exchange of the Warrants for or the conversion of the Warrants into shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed, or cash or partly for, or into, such shares, stock, debentures, debenture stock or other obligations or securities as aforesaid and partly for, or into, cash and for the appointment of some person with power on behalf of the Warrant Holders to execute an instrument of transfer of the respective number of Warrants held by them in favour of the person to or with whom the Warrants are to be sold or exchanged, respectively;

14.3                           sanction on behalf of the Warrant Holders the release of the Company from all or any of the rights of the Warrant Holders under the Warrants (but not other rights);

14.4                           sanction on behalf of the Warrant Holders any modification, abrogation, extension, replacement or compromise of the rights of the Warrant Holders against the Company whether such rights shall arise under this Instrument or otherwise;

14.5                           assent on behalf of the Warrant Holders to any modification abrogation, extension, replacement, or compromise of any provision of this Instrument proposed or agreed to by the Company and to authorise the Company to execute any instrument embodying the same; and

14.6                           appoint on behalf of the Warrant Holders any persons (whether Warrant Holders or not) as a committee to represent the interests of the Warrant Holders and to confer upon such committee any powers or discretions which the Warrant Holders could themselves exercise.

15.                               Extraordinary Resolutions

An Extraordinary Resolution passed at a meeting of the Warrant Holders duly convened and held shall bind all the Warrant Holders whether or not present at the meeting where it was passed and each of the Warrant Holders shall be bound to give effect to such Extraordinary Resolution.

16.                               Written Resolution

A resolution in writing signed by all of the Warrant Holders for the time being outstanding (or by their duly authorised representatives in the case of corporations) shall be valid and effectual as if it had been passed as an Extraordinary Resolution at a meeting of the Warrant Holders duly convened and held.  Such resolution in writing may consist of several documents in the like form each signed by or on behalf of one or more such persons.

17.                               Minutes

The Chairman shall at the expense of the Company procure that minutes of all resolutions and proceedings at every meeting of the Warrant Holders shall be made and duly entered in books to be provided for that purpose by the Company.  Any such minutes as aforesaid if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting of the Warrant Holders shall be conclusive evidence of the matters contained in the minutes and until the contrary is proved every such meeting in respect of which minutes have been made and signed as aforesaid shall be deemed to have been duly convened and held and all resolutions passed at such meeting to have been duly passed.

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